Exhibit 99.1

News Release

Inergy Midstream Announces Receipt of Requisite Consents to Amend Indenture Governing Its 6% Senior Notes Due 2020

KANSAS CITY, Mo.—(BUSINESS WIRE)—May. 22, 2013— Inergy Midstream, L.P. (NYSE: NRGM) (“NRGM”) announced today that it has received the requisite consents (“Consents”) from holders of its 6.0% Senior Notes due 2020 (the “Notes”) in connection with its previously announced consent solicitation relating to the Notes.

As previously announced, on May 14, 2013, the Consents pertained to amending certain provisions of the indenture governing the Notes (the “Indenture”) to modify the definition of “Change of Control” so that the consummation of any of the previously announced and pending transactions (the “Transactions”) involving NRGM, Inergy, L.P. (“Inergy”), Crestwood Midstream Partners LP (“Crestwood”) and Crestwood Holdings LLC (“Crestwood Holdings”) and certain of their affiliates will not entitle holders of the Notes to require NRGM to repurchase their Notes.

The consent solicitation expired at 5:00 p.m., New York City time, on, May 22, 2013 (the “Expiration Date”). NRGM has been advised by Global Bondholder Services Corporation, as Information Agent, Tabulation Agent and Paying Agent in connection with the consent solicitation, that as of the Expiration Date, Consents were delivered and not revoked by holders of approximately $464.5 million in aggregate principal amount, or 92.9%, of the outstanding Notes, excluding any Notes owned by NRGM or any of its affiliates. As a result, NRGM and U.S. Bank National Association, as trustee under the Indenture, executed a supplemental indenture giving effect to the amendment of the Indenture, which will become operative upon payment of the consent fees immediately prior to the closing of Crestwood Holdings’ and Crestwood Gas Services Holdings LLC’s acquisition of the limited partnership interests of Inergy Holdings, L.P., the sole member of Inergy GP, LLC and general partner of Inergy (the “Acquisition”).

Consents delivered at or prior to the Expiration Date may not be withdrawn or revoked, except as required by law. Holders of the Notes who provided Consents will be eligible to receive a cash payment of $1.00 for each $1,000 principal amount of Notes for which the holder of record has validly delivered a Consent.

NRGM’s payment of the consent fee with respect to the Notes is conditioned upon, among other things, the Acquisition. If all of the conditions to the consent solicitation are satisfied or waived, NRGM will, as promptly as practicable on the closing date of the Acquisition and immediately prior to such closing, pay the consent fee to each holder of Notes who validly consented and did not revoke their consent on or prior to the Expiration Date.

No consent fee will be paid (i) to those holders of Notes who did not validly consent, (ii) to any holders if the consent solicitation is terminated prior to the closing date of the Acquisition for any reason or (iii) if the conditions precedent to the closing of the Acquisition are not satisfied or waived.

Citigroup Global Markets Inc. and BofA Merrill Lynch are acting as the Solicitation Agents in connection with the consent solicitation. Questions regarding the consent solicitation may be directed to Citigroup Global Markets Inc., Attention: Liability Management Group at telephone: (800) 558-3745 (toll free) or (212) 723-6106 (collect) or BofA Merrill Lynch, Attention: Debt Advisory at telephone: (888) 292-0070 (toll free) or (980) 387-3907 (collect). Requests for assistance in delivering consents or for additional copies of the consent solicitation statement should be directed to Global Bondholder Services Corporation at telephone: (212) 430-3774 for banks and brokers and all others at (866) 488-1500 (toll free) or (212) 430-3775 (fax).

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to any securities.

About Inergy Midstream, L.P.

Inergy Midstream, L.P., headquartered in Kansas City, Missouri, is a publicly traded master limited partnership engaged in the development and operation of natural gas, natural gas liquids (“NGLs”) and crude oil storage, transportation, and logistics businesses in the Northeast region of the United States and in North Dakota.

Forward-Looking Statements

The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements. Although these statements reflect the current views, assumptions and expectations of NRGM’s and Crestwood’s management, the matters addressed herein are subject to numerous risks and uncertainties which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Such forward-looking statements include, but are not limited to, statements about the future financial and operating results, objectives, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect NRGM’s or Crestwood’s financial condition, results of operations and cash flows include, without limitation, failure to satisfy closing conditions with respect to the merger; the risks that the NRGM and Crestwood businesses will not be integrated successfully or may take longer than anticipated; the possibility that expected synergies will not be realized, or will not be realized within the expected timeframe; fluctuations in oil, natural gas and NGL prices; the extent and success of drilling efforts, as well as the extent and quality of natural gas volumes produced within proximity of our assets; failure or delays by our customers in achieving expected production in their natural gas projects; competitive conditions in our industry and their impact on our ability to connect natural gas supplies to our gathering and processing assets or systems; actions or inactions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters and customers; our ability to consummate acquisitions, successfully integrate the acquired businesses, realize any cost savings and other synergies from any acquisition; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; timely receipt of necessary government approvals and permits, our ability to control the costs of construction, including costs of materials, labor and right-of-way and other factors that may impact our ability to complete projects within budget and on schedule; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; the effects of existing and future litigation; and risks related to our substantial indebtedness, as well as other factors disclosed in NRGM’s and Crestwood’s filings with the U.S. Securities and Exchange Commission. You should read NRGM’s and Crestwood’s filings with the U.S. Securities and Exchange Commission, including their Annual Reports on Form 10-K for the years ended September 30, 2012 and December 31,2012, respectively, and their most recent Quarterly Reports and Current Reports for a more extensive list of factors that could affect results. Neither NRGM nor Crestwood assumes any obligation to update these forward-looking statements.

For more information, contact Vince Grisell in NRGM’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

Inergy Midstream, L.P.

Vince Grisell, 816-842-8181

investorrelations@inergyservices.com